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FOR IMMEDIATE RELEASE                  For more information contact:
                                            J. Michael Bowles, Wave
                                            314-692-1888
                                            mbowles@wavetech.com

                                            Sonja Anderson, Wave
                                            314-692-1949
                                            sanderso@wavetech.com


        Wave Technologies International Adopts Stockholder Rights Plan

     ST. LOUIS, Sept. 18, 1998 (NASDAQ:WAVT)--Wave Technologies International Inc., announced that its Board of Directors has adopted a stockholder rights plan designed to protect the long-term value of the company for its stockholders during any future unsolicited acquisition attempt.

     The plan is designed to give Wave's Board of Directors sufficient time to study and respond to an unsolicited tender offer or other attempted acquisition. Adoption of the plan was not made in response to any specific attempt to acquire Wave or its shares, and Wave is not aware of any current efforts to do so.

     In connection with the plan, the Board declared a dividend of one preferred share purchase right for each share of the company's common stock outstanding on Sept. 28, 1998 (the "Record Date") and further directed the issuance of one such right with respect to each share of the company's common stock that is issued after the Record Date, except in certain circumstances. The rights will expire on Sept. 28, 2008.

     The rights are initially attached to the company's common stock and will not trade separately. If a person or a group (an "Acquiring Person") acquires 15 percent or more of the company's common stock, or announces an intention to make a tender offer for 15 percent or more of the company's common stock, then, unless delayed by the Board, the rights will be distributed and will thereafter trade separately from the common stock.

     Each right will be exercisable for 1/1000 of a share of a newly designated Series B Junior Participating Preferred Stock at an exercise price of $25. Upon a person becoming an Acquiring Person, holders of the rights (other than the Acquiring Person) will have the right to acquire shares of the company's common stock at a substantially discounted price.

     If a person becomes an Acquiring Person and the company is acquired in a merger or other business combination, or 50 percent or more of its assets are sold to an Acquiring Person, the holders of rights (other than the Acquiring Person) will have the right to receive shares of common stock of the acquiring corporation at a substantially discounted price.

     After a person has become an Acquiring Person, the company's board of directors may, at its option, require the exchange of outstanding rights (other than those held by the Acquiring Person) for common stock at an exchange ratio of one share of the company's common stock per right.

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     The Board may redeem outstanding rights at any time prior to a person becoming an Acquiring Person at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the Board.

     In connection with the adoption of its stockholder rights plan, the Board of Directors also amended the company's bylaws to increase the shareholder vote required to remove a director without cause from 50 percent to two-thirds of the company's shares entitled to vote for the election of directors.

     Wave Technologies International Inc., develops, markets and delivers training and instructional products related to sophisticated information technologies. Identified in 1997 as one of the nation's fastest growing technology companies, the company provides its products and services through instructor-led courses, seminars, multimedia-published products and over the Internet. Wave markets its services to information management systems professionals, system integrators, value-added resellers and others with systems management responsibilities.

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